Exhibit 10.17

AGREEMENT

This Agreement is entered into and is effective as of the 12th day of September, 2005 (the “Effective Date”), by and between the Attorney General of the State of Iowa (the “Attorney General”) and FSB Financial, Ltd., a Texas Limited Partnership (hereinafter “FSB”).

WHEREAS, FSB purchased a portfolio of consumer retail installment contracts from South Dakota Acceptance Corporation (hereinafter “SDAC”): and

WHEREAS, the Attorney General filed a lawsuit in the Iowa District Court for Polk County against SDAC and related parties alleging, among other things, violations by SDAC of Iowa Code Section 714.16, Iowa Code Chapter 537, and Iowa Code Chapter 706A; and

WHEREAS, the Attorney General has in said lawsuit challenged the legal validity and enforceability of the retail installment contracts and requested, among other things, reformation of such contracts; and

WHEREAS, FSB has offered to reform the active retail installment contracts as set forth below in consideration of the Attorney General’s Agreement not to pursue further modifications or challenges to such active contracts owned or controlled by FSB or assigned to third parties by FSB subsequent to the date of this Agreement.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES CONTAINED HEREIN, THE PARTIES DO HEREBY MUTUALLY AGREE AS FOLLOWS:

1. Reformation of Active Retail Installment Contracts. FSB agrees to reform the active retail installment contracts, as hereinafter defined, in the following manner:

a.	Reduction of Principal Balance. The principal balance under each outstanding active retail installment contract purchased from SDAC will be reduced by the amount of $500 and such reduction will be credited when and if the contract principal balance reaches $500. After such credit, the contract will have a zero balance and the FSB lien will be released.

b.	Interest Rate Adjustment. All outstanding active retail installment contracts with an annual percentage rate of interest in excess of 17.95% will, as of the Effective Date, be immediately reduced to an annual percentage rate of interest of 17.95%. However, consumers’ payment amounts shall remain the same under their respective contracts.

c.	All Active Retail Installment Contracts Deemed Current. If a consumer has failed to make payments during the term of the contract and is greater than thirty (30) days past due as of the Effective Date of this Agreement, the contract shall be deemed current as of the Effective Date of this Agreement, all past due interest will be waived as of the Effective Date of this Agreement, and all late fees or similar charges existing as of the Effective Date of this Agreement shall be waived. The consumers shall be required to continue making payments as scheduled under the terms of the retail installment contracts and future missed or late payments will result in delinquency reporting. Notwithstanding anything contained in this paragraph to the contrary, FSB shall have no obligation to waive past due interest, waive late fees or other charges or to bring any account current if FSB already modified such contracts or took such action as a result of the July and August offers by FSB to its customers.

d.	Vehicle Repairs. FSB agrees to continue its current practice of aiding consumers with active retail installment contracts on a case by case basis with respect to non-maintenance repairs to their vehicles.

e.	Assignment of Active Retail Installment Contracts. If FSB chooses to assign or sell its interest in the active retail installment contracts, the terms and provisions of such contracts, including the reformed items specified herein, shall follow the contracts and be a part thereof. Except as provided in paragraph 2 below, all terms of this Agreement are specifically incorporated into the active retail installment contracts and shall be fully and completely binding on any successors, assignees, or purchasers. FSB further agrees to give the Attorney General written notice of any such assignment or sale of contracts purchased from SDAC.

f.	Legal Effect. All provisions of existing active retail installment contracts shall remain in effect except those provisions specifically reformed by this Agreement.

g.	Definition of Active Retail Installment Contracts. For purposes of this Agreement, active retail installment contracts shall mean those retail installment contracts purchased from SDAC for which there remains a balance owing by the consumer and which have not been “charged off” in the regularly maintained records of FSB as of August 1, 2005.

2. Cooperation Regarding Consumer Complaints. FSB agrees to promptly inform the office of the Attorney General concerning any proposed resolutions of individual complaints as to all consumers who have complaints regarding Dan Nelson Automotive Group, Inc. or SDAC on file with the office of the Attorney General as of the Effective Date of this Agreement and thereafter. Additionally, FSB and the Attorney General agree to consult each other, as they deem necessary, in resolving problems in the future relating to consumers who have not yet filed complaints with the office of the Attorney General. The obligations contained in this paragraph shall relate only to FSB and not to its assigns.

3. Authority of Attorney General. The Attorney General represents to FSB that it has the power and authority to enter into this Agreement to obtain relief for the Iowa consumers affected hereby.

4. Minimum Requirements. It is recognized that FSB retains the flexibility to go above and beyond the terms of this Agreement in individual consumer cases if it deems it necessary or desirable.

5. Agreement to Not Collect Bad Debt. FSB represents that some of the retail installment contracts it purchased from SDAC have been charged-off. FSB agrees that it will not attempt to collect this past charged off debt, that it will waive any deficiency judgments FSB may currently have against the parties to these retail installment contracts, and that FSB will not sell these uncollected consumer payment obligations to a third party debt collector or any other party; provided, however, that FSB reserves the right to assert any such indebtedness, deficiency judgment or claim as an offset if such customer files suit against FSB for any reason. For the purposes of this Agreement, “charged-off retail installment contracts” means all loans which FSB purchased from SDAC which prior to the Effective Date of this Agreement were in default and which: (i) FSB has ceased collecting; (ii) are not subject to contract reformation pursuant to this Agreement; (iii) with respect to which FSB had repossessed the collateral securing each such loan; or (iv) have been written off by FSB without FSB repossessing the collateral securing each such loan. FSB shall be free, however, to enforce the terms and provisions (as modified or reformed by this Agreement) of all retail installment contracts which have not been charged off as of the Effective Date of this Agreement.

6. Attorney General’s Agreement Not to Pursue Further Modification or Challenges to Contracts. In consideration of FSB’s agreements herein, the Attorney General agrees not to pursue in the Attorney General’s lawsuit, or otherwise, further modifications or challenges to the enforceability or terms of such active retail installment contracts owned by FSB.

7. Letter to Consumers. As further consideration for the agreements contained herein, the Attorney General agrees to provide a letter, in the form of that attached hereto as Exhibit “A” to all consumers who are parties to the active retail installment contracts notifying them of the benefits obtained under the terms of this Agreement. As a courtesy, the Attorney General shall allow FSB to view and make comments regarding the substance of such letter prior to the time it is distributed. FSB agrees to send all such letters by First Class U.S. Mail at FSB’s expense.

8. Release by the Attorney General. Except for its obligations under this Agreement, the Attorney General does hereby release and forever discharge and covenant not to sue FSB, its affiliates, general partner, parent company, and their respective officers, directors, employees, successors and assigns (the “Releasees”) from any claims asserted by the Attorney General against SDAC and the other Defendants in the Attorney General’s lawsuit referenced above and further agrees not to assert claims against FSB or the Releasees as the assignee of the SDAC retail installment contracts pursuant to the FTC holder rule and Iowa Code Section 537.3404 or any other claims relating to the enforceability or legality of such retail installment contracts as reformed. This Release shall not apply to any of the defendants included in the Attorney General’s lawsuit against SDAC referenced above. Nothing contained herein shall constitute a release of the Releasees from any wrongful conduct occurring after the Effective Date of this Agreement or from any breach of this Agreement.

9. Scope of Agreement. It is acknowledged and agreed that this Agreement only covers those retail installment contracts entered into in the State of Iowa, which FSB purchased from SDAC.

10. Rights of Individual Consumers and FSB. It is acknowledged by the parties hereto that this Agreement shall not constitute a waiver or release of any individual consumer’s legal rights or remedies and that all individual consumers retain the right to bring a private cause of action provided that if an individual consumer does bring a private right of action against FSB or its successors or assigns, FSB, and its successors and assigns, reserves the right to offset or reduce any monetary judgment obtained by the consumer with the value of the monetary benefits provided to that consumer pursuant to this Agreement. This Agreement shall not in any event constitute a waiver of any legal right or remedy of FSB, except as expressly set forth under this Agreement, including but not limited to rights or remedies under the retail installment contracts or as otherwise allowed under applicable law. Neither this Agreement nor anything contained herein shall constitute an admission of guilt or any wrongdoing on the part of FSB, but rather shall be construed as evidence of FSB’s willingness to cooperate voluntarily with the Attorney General and provide certain benefits to Iowa consumers.

Dated this 12th day of September, 2005.

FSB FINANCIAL, LTD.		IOWA ATTORNEY GENERAL
By: FSBF, LLC, Managing General Partner

By:	/s/ Steve Burke	By:	/s/ C. Roderick Reynolds
	Steve Burke, President		C. Roderick Reynolds Assistant Attorney General

		By:	/s/ Patrick Madigan
Patrick Madigan Assistant Attorney General

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